77 Q (2) Exhibit

Form 3 for Mr. John G. Drosdick, who was appointed as a Director of the Fund on November 1, 2010, was filed late due to an error by the Fund's Administrator. The Form 3 for Mr. Drosdick was filed with the Securities and Exchange Commission on April 18, 2011.